Exhibit 10.2

DATED: 27th September 2022

Koala Malta Limited

(Shareholder 1)

Professional Diversity Network, Inc.

(Shareholder 2)

Koala Crypto Limited

(the Company)

Shareholders’ Agreement

relating to Koala Crypto Limited

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A SHAREHOLDERS’ AGREEMENT dated 27th September 2022

BETWEEN:

1.	KOALA MALTA LIMITED, a private limited liability company registered under the laws of Malta with company registration number C 94406 and having its registered office situated at Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta, represented hereon by Mr Mingrui Xu (hereinafter referred to as ‘Shareholder 1’);

2.	PROFESSIONAL DIVERSITY NETWORK, INC., a public company listed in the NASDAQ market (trading symbol: IPDN) incorporated under the laws of the State of Delaware with company tax number 80-0900177 and having its principal executive office situated at 55 East Monroe Street, Suite 2120, Chicago, Illinois 60603, USA, represented hereon by its Chief Executive Officer, Mr Xin (Adam) He (hereinafter referred to as ‘Shareholder 2’);

(Shareholder 1 and Shareholder 2 shall hereinafter be collectively referred to as the “Shareholders”)

IN THE PRESENCE OF:

3.	KOALA CRYPTO LIMITED, a private limited liability company registered and incorporated under the laws of Malta with company registration number C 97348 and having its registered office situated at Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta (hereinafter referred to as the “Company”).

The Shareholders and the Company shall be collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS

A.	The Shareholders each hold shares in the Company;

B.	The Parties wish to set out in this Agreement the terms and conditions which, in addition to the memorandum and articles of association of the Company, shall govern their relationship as shareholders of the Company and their mutual understanding with regard to the business activities of the Company.

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NOW THEREFORE the Parties hereto hereby agree as follows:

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall (unless the context otherwise requires) have the following meanings respectively:

“Agreement”	means this shareholders’ agreement;

“Articles”	means the memorandum and articles of association of the Company from time to time;

“Business”	means the business of the Company as carried on from time to time in line with the objects of the Company;

“Business Days”	means a day other than Saturday or Sunday or a public or bank holiday when banks are open for business in Malta;

“Control”	means, in relation to a Shareholder, where a person (or that person in conjunction with an affiliate or a related party): (i) holds directly or indirectly more than fifty per cent (50%) of the total voting rights conferred by all the issued shares in the capital of that Shareholder which are ordinarily exercisable in a general meeting of the shareholders of that Shareholder; or (ii) has the right to appoint the majority of the board of directors of the Shareholder; or (iii) has direct or indirect control of the affairs of that Shareholder, and “to Control” or “Controlled” shall be construed accordingly;

“Encumbrances”	means any mortgage, security, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind restricting the full ownership or the transferability of the relevant asset (whether contractual, statutory or otherwise) or any agreement, arrangement or obligation to create any of them;

“Exercise Price”	means the price for the sale of the Shares in the Company as a result of the exercise of the Put Option, which shall be the price of USD $1,350,000;

“Law”	means the applicable laws and regulations of Malta and any other jurisdiction (as the case may be) relevant to the rights, duties and obligations set out in or derived from this Agreement;

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“Ordinary Shares” or “Shares”	means any shares in the issued share capital of the Company, of whatever class or denomination;

“Person” or “Entity”	means any legal entity including a company, partnership, foundation, trust, unincorporated associations any similar or equivalent organisation, whether or not having legal personality;

“Relevant Percentage”	means in relation to a Shareholder the proportion which the number of Ordinary Shares held by him bears to the total number of Ordinary Shares in issue at the relevant time.

1.2	References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	References to Clauses or to Schedules are to Clauses of or Schedules to this Agreement and references to sub-clauses are to sub-clauses of the Clause in which the reference appears.

1.4	The headings are inserted for convenience and shall not affect the construction of this Agreement.

1.5	Unless the context otherwise requires, references to singular shall include the plural, references to any gender include other genders and reference to ‘persons’ shall include bodies, corporate and unincorporated associations and partnerships.

2.	MATTERS REQUIRING CONSENT OF ALL SHAREHOLDERS

2.1	None of the following actions or decisions shall be decided, approved, authorised, made or implemented in respect of the Company or any of its subsidiaries (and no authority to do the same will be delegated) without the relevant matter or actions first being referred to, and approved by, all Shareholders of the Company:

(i)	the granting of security, guarantees, indemnities or Encumbrances by the Company or any of its subsidiaries;

(ii)	the incurrence of any borrowings by the Company or any of its subsidiaries in excess of a maximum aggregate sum outstanding at any time of €50,000;

(iii)	the grant of a loan or advance of whatever amount to any person or the grant of credit (other than normal trade credit);

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(iv)	the sale, transfer, lease, assignment or disposal in whatever form of any of the undertaking, property or assets (or any interest in them) of the Company or any of its subsidiaries;

(v)	the issuance of any debentures, debt or equity securities or any securities convertible into shares or shares in the Company or any of its subsidiaries or grant any option, warrant, pre-emption or other right to subscribe for such in the Company or any of its subsidiaries or the making of any changes to the Company’s share capital, including any increase in share capital of the Company;

(vi)	the implementation of the winding-up or dissolution of the Company or any of its subsidiaries or file an application in court for the purpose of dissolving the Company or any of its subsidiaries;

(vii)	the acquisition, purchase or subscription for shares, debentures, mortgages or securities (or any interest in any of them) in any Person;

(viii)	the initiation of any litigation, arbitration or other legal proceedings in any official or quasi-official forum, or initiation of any negotiation, compromise or settlement, with respect to any claim or litigation by or against the Company or any of its subsidiaries involving an amount in excess of €50,000;

(ix)	any material or significant change to the Business strategy or nature of the Business of the Company or any of its subsidiaries;

(x)	the alteration or amendment of the memorandum and/or articles of association of the Company or any of its subsidiaries in any way;

(xi)	the making of any material change in the corporate or legal or tax structure of the Company or any of its subsidiaries (including making any change to the place of incorporation, place of residence or the legal form of the Company or any of its subsidiaries);

(xii)	the undertaking of any capital call or financing involving recourse to the Shareholders;

(xiii)	the redemption, purchase or acquisition its own Ordinary Shares or securities or otherwise variation of its issued share capital;

(xiv)	the entering into any agreement, commitment of arrangement to effect any of the foregoing.

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3.	EXERCISE OF VOTING RIGHTS

3.1	Each Shareholder shall:

(i)	exercise all voting rights and powers available to it in relation to the Company so as to give full effect to the terms of this agreement including, where appropriate, the carrying into effect of the terms as if they were embodied in the Company’s memorandum and articles of association;

(ii)	procure that the representative nominated by it support and implement all reasonable proposals put forward at the general meetings of the Company for the proper development and conduct of the Business as contemplated in this Agreement;

(iii)	procure that all third parties directly or indirectly under its Control refrain from acting in a manner which hinders or prevents the Company from carrying on the Business in a proper and reasonable manner; and

(iv)	generally use its best endeavours to promote the Business and the interests of the Company and any of its subsidiaries.

4.	DIVIDEND AND DISTRIBUTION POLICY

4.1	Any distribution of dividends shall be made by the Company to the Shareholders pro rata to the holding of Ordinary Shares.

5.	TRANSFER AND SALE OF SHARES

5.1	The Shareholders agree not to transfer any Ordinary Shares or securities in the Company other than in compliance with the provisions of the Articles and any applicable laws.

5.2	The Shareholders shall act in good faith at all times in seeking to ensure that no act is undertaken by them for the purpose of seeking to avoid the provisions of the Articles in connection with any direct or indirect transfer of an interest in any Ordinary Shares in the Company other than in accordance with the Articles.

6.	TAG-ALONG RIGHT

6.1	No Shareholder shall enter into or complete a transfer of any of its Ordinary Shares or securities in the Company to a third party purchaser (such purchaser being a “Tag Purchaser” and such sale being a “Third Party Tag Sale”) unless it ensures that the relevant Tag Purchaser offers to buy from all the Shareholders an amount of the Ordinary Shares or securities in the Company that represents the same proportion of its holding of Ordinary Shares or securities of the Company as the proportion of the holding of the Ordinary Shares or securities of the Company of the selling Shareholder that is proposed to be sold pursuant to the Third Party Tag Sale at a price per share or security that is equal to the price per share or security in the Third Party Tag Sale and on the same terms as those of the Third Party Tag Sale (such sale being a “Tag Along Sale”).

6.2	The selling Shareholder shall notify the other Shareholders of the Company (together, the “Tag Beneficiaries”) in respect of a Tag Along Sale by written notice which shall specify the terms of the offer (the “Tag Along Notice”), including:

(i)	the name and address of the third party purchaser;

(ii)	the type and number of Ordinary Shares to be transferred;

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(iii)	all elements of any consideration (including any contingent or deferred consideration) payable to the Shareholders in connection with the contemplated transfer of Ordinary Shares;

(iv)	the proposed price per Ordinary Share to be received in cash on completion of the Tag Along Sale (excluding the amount of any deferred or contingent consideration potentially receivable following completion) by any Shareholder selling its Ordinary Shares pursuant to the Tag Along Notice;

(v)	all the representations and warranties to be given by the Shareholders; and

(vi)	any other material terms or elements of the Tag Along Sale.

6.3	A Tag Along Notice shall be open for acceptance for a period of not less than ten (10) Business Days after receipt of it, failing which the relevant Tag Beneficiary shall be deemed to have waived its tag along right with respect to the relevant Tag Along Notice.

6.4	If the Tag Along Notice is accepted by a Tag Beneficiary (the “Tagging Shareholder”), the selling Shareholder shall procure that the Tag Purchaser shall acquire Ordinary Shares from the selling Shareholders so that the total number of Ordinary Shares acquired by the Tag Purchaser pursuant to the Tag Along Sale and the Third Party Tag Sale is the aggregate of (i) the number of Ordinary Shares specified in the Tag Along Notice as being sold by the selling Shareholder; and (ii) the number of Ordinary Shares that the Tag Beneficiaries elect to sell in response to the Tag Along Notice.

6.5	The Tag Along Sale shall be conditional only upon completion of the Third Party Tag Sale and shall be completed at the same time as the Third Party Tag Sale.

6.6	The Ordinary Shares to which the Tag Along Right applies shall be transferred at the same price (for each category of Ordinary Shares) and under the same terms and conditions (including representations and warranties, which shall be borne by each seller pro rata the sale proceeds received by it in respect of the transferred Ordinary Shares).

6.7	The price payable for the Ordinary Shares to which the Tag Along Notice applies shall be payable wholly in cash.

7.	REPORTING AND INFORMATION RIGHTS

7.1	The Company shall ensure that each Shareholder shall receive annual reporting from the Board of Directors or its authorized officer so that each Shareholder can stay informed regarding the status of the Company’s operations over a period of time.

7.2	Each Shareholder of the Company shall be provided with access to and copies of such information and records of the Company and any of its subsidiaries as it may reasonably require from time to time for its tax, accounting, internal reporting or compliance purposes.

Each of the Shareholders of the Company shall be afforded access at any reasonable time and from time to time to examine the books, records and accounts kept by the Company or any of its subsidiaries.

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8.	PUT OPTION

8.1	Shareholder 2 shall have the right to call upon Shareholder 1 to purchase all of the Shares held by Shareholder 2 in the event of a change of Control of Shareholder 1 or any company forming part of the same corporate group as Shareholder 1, whether such change of Control takes place on a direct or indirect basis (the “Put Option”).

8.2	With respect to the Put Option granted to Shareholder 2 in terms of clause 8.1 above, Shareholder 2 shall have the right to exercise the Put Option by sending the Exercise Notice (as defined in clause 8.3 below) and requiring Shareholder 1 to purchase all of its Shares in the Company at the Exercise Price and in accordance with the provisions of this clause 8. Shareholder 2 undertakes to sell its Shares subject to a Put Option to Shareholder 1 in accordance with the terms and conditions of this Agreement.

8.3	In the event that Shareholder 2 wishes to exercise the Put Option, Shareholder 2 shall provide a notice in writing to this effect to Shareholder 1, which notice shall specify the number of Shares to be acquired by Shareholder 1 pursuant to the Put Option and the Exercise Price (the “Exercise Notice”).

8.4	The Put Option shall be deemed exercised on the date of receipt of the Exercise Notice delivered by hand or on the date of the first presentation by the postal service of the Exercise Notice (the “Exercise Date”).

8.5	Subject to any regulatory consents or approvals which may be required, the completion of the Put Option and the transfer of title to the Shares held by Shareholder 2 to Shareholder 1 shall occur on a date following the exercise of the Put Option determined by Shareholder 2, being a date which is no later than 15 days following the Exercise Date (the completion date of the Put Option being referred to as the “Completion Date”).

8.6	On the Completion Date, Shareholder 2 shall deliver to Shareholder 1 a share transfer instrument providing for the sale and purchase of the legal and beneficial ownership of the shares being sold with full title guarantee and free from any Encumbrance in accordance with the relevant terms set out in this Agreement, duly signed and made out to Shareholder 1, together with the share certificates relating thereto and such other documents as Shareholder 1 may reasonably require to show good title to the shares in question or to enable Shareholder 1 to be registered as holder of the shares in question.

8.6	Shareholder 1 shall, on the Completion Date and upon receipt of the share transfer instrument as set out in clause 8.5 above, pay the Exercise Price by wire transfer to a bank account, the details of which shall be provided by the Shareholder 2.

8.7	Shareholder 1 shall enjoy, as from the Exercise Date, all rights relating to the Shares sold pursuant to the Put Option.

8.8	The exercise of the Put Option by Shareholder 2 pursuant to the terms of this Agreement shall be without prejudice to any other remedies available to such Shareholder whether under this Agreement or otherwise.

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9.	ACCESSION OF NEW SHAREHOLDERS

9.1	No transfer or issue of Ordinary Shares or other securities in the Company may be made in accordance with this Agreement until the relevant transferee has executed and sent to the Company an accession agreement substantially identical to the form set out in Schedule 1 attached hereto (an “Accession Agreement”) pursuant to which it agrees to adhere to the terms of this agreement.

10.	GOOD FAITH

10.1	Each of the Parties hereto undertakes with each of the others to do all things reasonably within his power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

11.	FURTHER ASSURANCE

11.1	Each of the Shareholders undertake to the other that it will exercise all voting rights and powers of control available to it in relation to the Company and any of its subsidiaries so as to give full effect to the terms and conditions of this Agreement including, where appropriate but without limitation, the carrying into effect of such terms as if they were embodied in the memorandum and articles of association of the Company.

11.2	The Parties hereto shall and shall use their respective reasonable endeavours to procure that any necessary third parties shall execute and perform all such further deeds documents assurances acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement into full force and effect.

12.	CONFLICT

12.1	In the event of any ambiguity or discrepancy between the provisions of this Agreement and the memorandum and articles of association of the Company, it is intended that the provisions of this Agreement shall prevail between the Shareholders and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further (if necessary) procure any required amendment to the memorandum and articles of association of the Company.

13.	DURATION

13.1	This Agreement shall continue in full force and effect until the earliest of the following dates:

(i)	the express written agreement of the Shareholders that this Agreement should cease, or
(ii)	the completion of the dissolution and winding up of the Company, or
(iii)	the acquisition by one Shareholder of all the shares registered in the name of the other Shareholders;

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provided that the terms of this Agreement will nevertheless continue to bind the Shareholders thereafter to such extent and for so long as may be necessary to give effect to the rights and obligations embodied herein and provided further that this Agreement shall cease to have effect as regards as Shareholder who has transferred its Ordinary Shares in accordance with this Agreement provided always that nothing in this Agreement shall operate so as to prejudice any rights which one party may have against another and which may have accrued before the date of termination hereunder.

14.	WAIVER AND VARIATION

14.1	No failure to exercise and no delay in exercising on the part of any of the Shareholders any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law. Moreover this Agreement shall not be varied unless the variation is expressly agreed in writing by all the Shareholders.

15	CONFIDENTIALITY

15.1	The Shareholders shall at all times keep confidential (and ensure that their employees and agents shall keep confidential) any information which they may acquire relating to the Company or in relation to the business or affairs of any other Shareholder nor to make any public announcement concerning this Agreement or the matters provided for herein except as agreed in writing by each Shareholder.

15.2	This obligation and restriction shall continue to apply after the termination of this Agreement without limit in point of time except to the extent that said information or knowledge comes into the public domain through no fault of any Shareholder.

16	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

16.1	None of the provisions of this Agreement shall be deemed to constitute a partnership between the Shareholders or any other party or parties hereto and neither of them shall have any authority to bind the other in any way.

17	SUCCESSORS

17.1	This Agreement shall operate for the benefit of and be binding on the respective successors in title and permitted assignees of each of the Parties hereto, but, no Party shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Shareholders and without the proposed assignee having first executed an Accession Agreement.

18	SEVERABILITY

18.1	If any of the provisions of this Agreement is found by a court or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing, the Shareholders shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void and unenforceable.

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19	LIQUIDATION

19.1	In the event of the winding up of the Company pursuant to the provisions of this Agreement, the Shareholders will procure that the Company appoint the liquidator, who shall liquidate the assets and discharge the liabilities of the Company in accordance with the laws, rules and regulations applicable to the Company. Any remaining assets after liquidation and repayment of debts shall be distributed to the Shareholders according to their respective ratios of Shareholdings. The Shareholders shall execute, do or concur in all necessary or proper instruments, acts, matters and things for affecting or facilitating the sale, realisation and collection of the assets of the Company and the due application and division of the proceeds thereof.

20	ENTIRE AGREEMENT

20.1	This Agreement supersedes any previous agreement between the Parties in relation to the matters dealt with herein and represents the entire understanding between the Parties in relation thereto.

21	NOTICES

21.1	Any notice to be given under this Agreement shall be in writing and either be delivered by hand with acknowledgement of receipt or sent by registered post with acknowledgement of receipt, by email (provided that in respect of email transmission the recipient shall have acknowledged receipt of such email transmission).

21.2	For the purposes of the notices pursuant to this Agreement, the relevant details of the Parties are as follows:

Koala Malta Limited

Attn:	Mingrui Xu
Address:	Dragonara Business Centre, 5th Floor,
Dragonara Road,
St Julian’s STJ 3141, Malta
Email:	raymond@koalaplatform.com

Professional Diversity Network, Inc.

Attn:	Adam He
Address:	55 East Monroe Street, Suite 2120,
Chicago, Illinois 60603,
USA
Email:	adamhe@ipdnusa.com

Koala Crypto Limited

Attn:	Mingrui Xu
Address:	Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta
Email:	raymond@koalaplatform.com

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22	MISCELLANEOUS

22.1	Save as otherwise provided herein, the liability of each Party under this Agreement shall be several and not joint and several, irrespective of the fact that the Parties are referred to as a same category of Parties.

22.2	Each Party shall cooperate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in connection with the execution and performance of this Agreement, including the convening of all meetings and passing of all resolutions reasonably required to give effect to the terms of this Agreement.

22.3	Any merger, spin-off or other restructuring transaction involving the Company shall not affect the rights and obligations of the Parties under this Agreement which shall apply to the shares and other securities received by the Parties following such restructuring.

22.4	This Agreement may be executed in any number of parts each of which, when executed by one or more of the Parties hereto, shall constitute an original document but all of which shall together constitute one and the same instrument.

23	GOVERNING LAW

23.1	This Agreement shall be governed and enforced in accordance with the laws of Malta.

23.2	All disputes arising out of or in connection with this Agreement shall be exclusively settled by the courts of Malta.

THIS AGREEMENT WAS SIGNED AND EXECUTED ON THIS THE 27th SEPTEMBER 2022 IN THREE ORIGINALS, ONE FOR EACH PARTY.

Signed:

Name: Mingrui Xu
For and on behalf of
Koala Malta Limited Shareholder 1

Name:
For and on behalf of
Professional Diversity Network, Inc. Shareholder 2

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Name: Mingrui Xu
For and on behalf of
Koala Crypto Limited Company

Name: Chengyu Li
For and on behalf of
Koala Crypto Limited Company

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Schedule 1

Accession Agreement

This Accession Agreement is made the [DAY] day of [MONTH AND YEAR] BETWEEN:

(1) [TRANSFEREE / incoming shareholder] a company incorporated in [COUNTRY] with company number [NUMBER] and having its registered office at [ADDRESS] (the “New Shareholder”);

(2) [continuing Shareholder] a company incorporated in [COUNTRY] with company number [NUMBER] and having its registered office at [ADDRESS] (the “Continuing Shareholder”);

(3) KOALA CRYPTO LIMITED, a private limited liability company registered and incorporated under the laws of Malta with company registration number C 97348 and having its registered office situated at Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta (hereinafter referred to as the “Company”).

This Agreement is supplemental to a shareholders’ agreement dated [DATE] between the [TRANSFEROR] a company incorporated in [COUNTRY] with company number [NUMBER] and having its registered office at [ADDRESS] (the “Transferor”), the Continuing Shareholder and the Company (the “Shareholders’ Agreement”)

1. The New Shareholder hereby confirms that it has been supplied with a copy of the Shareholders’ Agreement and hereby covenants with the Continuing Shareholder and the Company to observe, perform and be bound by all the terms of the Shareholders’ Agreement which are capable of applying to the New Shareholder and which have not been performed at the date hereof to the effect that the New Shareholder shall be deemed, with effect from the date on which the New Shareholder is registered as a member of the Company, to be a party to the Shareholders’ Agreement as if the New Shareholder had executed the Shareholders’ Agreement and accordingly, shall be entitled to the benefits and obligations of the provisions of the Shareholders’ Agreement.

3. The Continuing Shareholder and the Company hereby release the Transferor from all liabilities and obligations arising under the Shareholders’ Agreement after the date on which the New Shareholder is registered as a member of the Company.

4. For the avoidance of doubt, it is hereby agreed and declared that nothing contained in this Agreement shall:

(a) release the Transferor from any liability or obligations accrued or outstanding prior to the date on which the New Shareholder is registered as a member of the Company; or

(b) release the Continuing Shareholder or the Company from any liabilities (whether present or future) in respect of any of their respective obligations under the Shareholders’ Agreement.

5. Notices under this Agreement may be served as set out in clause 21 of the Shareholders’ Agreement. The address for service of notices on the New Shareholder shall be its registered office for the time being (if a company) and the last known address (if an individual) or such other address as may be notified from time to time in writing by it to the other shareholders from time to time to the Shareholders’ Agreement. Clause 23 of the Shareholders’ Agreement shall apply mutatis mutandis to this Agreement.

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